Exhibit 1.15

VALUATION REPORT OF NET ASSETS AT BOOK VALUE

To the
Board of Directors and Shareholders
PORTELCOM PARTICIPAÇÕES S.A.

1.
Ernst & Young Terco Auditores Independentes S.S., a company located in the city of São Paulo, at Av. Juscelino Kubitschek, 1830, - Tower I – 8º floor, Itaim Bibi, CEP: 04543-900, registered with the National Corporate Entities’ Registry under CNPJ/MF No. 61.366.936/0001-25, originally enrolled with the São Paulo State Regional Accounting Council under CRC 2SP015199/O-6, with its Articles of Organization filed with the 1st Registry of Deeds and Documents and Civil Registry of Legal Entities of São Paulo under No. 122.272 on August 9, 1989, the last amendment of which, dated October 01, 2010, is registered in microfilm under No. 370.833, on November 26, 2010, represented by the undersigned partners, Mr. LUIZ CARLOS PASSETTI, Brazilian, married, accountant, bearer of Identity Card RG No. 10.809.747-SSP/SP, enrolled with the São Paulo Regional Accounting Council under CRC No. 1SP144343/O-3 and with the Individual Taxpayers’ Registry under CPF/MF No. 001.625.898-32, and Mr. DRAYTON TEIXEIRA DE MELO, Brazilian, married, accountant, bearer of Identity Card RG No. 2.974.800 SSP/PE, enrolled with the São Paulo Regional Accounting Council under CRC No. 1SP236947/O-3 and with the Individual Taxpayers’ Registry under CPF/MF No. 515.710.054-04, both domiciled in the city of São Paulo-SP, at Av. Juscelino Kubitschek, 1830, - Tower I – 8º floor, with same office address as the represented party, hereby designated as valuation expert by PORTELCOM PARTICIPAÇÕES S.A. (“Company”) to conduct the valuation of net assets at book value of as of December 31, 2010, in accordance with accounting practices adopted in Brazil, presents the following results of the work performed.

Valuation objective

2.	The objective of the valuation of net assets at book value as of December 31, 2010 of PORTELCOM PARTICIPAÇÕES S.A. is the merger of the Company by Vivo Participações S.A.

Work scope

3.	The valuation report of net assets at book value is being issued in connection with the audit of the balance sheet as of December 31, 2010, prepared under the responsibility of the Company management.

4.
We conducted our examination in accordance with generally accepted auditing standards in Brazil which comprised, among other procedures: (a) the planning of our work, taking into consideration the materiality of balances, the volume of transactions and the accounting and internal control systems of the Company; (b) the examination, on a test basis, of documentary evidence and accounting records supporting the amounts disclosed; and (c) an assessment of the accounting practices used and significant estimates made by the Company management.

Conclusion

5.
Based on the work performed, we conclude that the value of assets, rights and obligations that comprise the net assets at book value of PORTELCOM PARTICIPAÇÕES S.A., as per balance sheet as of December 31, 2010, summarized in the Attachment, amounts to R$2,094,238,411.71 (two billion, ninety-four million, two hundred and thirty-eight thousand, four hundred and eleven reais and seventy-one cents), accounted for in the book records, in accordance with the accounting practices adopted in Brazil.

Information and clarification regarding professional independence and conflicts of interest

6.	In compliance with the requirements of the Brazilian Securities Commission (CVM), we inform the following:

(a)
according to professional standards established by the National Association of State Boards of Accountancy (CFC), we are not aware of any conflicts of interest, whether direct or indirect, or of any other circumstances that could represent a conflict of interest in connection with the services provided by us, described above; and

(b)
we are not aware of any action by the Parent Company or by the Company management with the objective of biasing, restricting, hampering or committing any acts that have or could have impaired access, use or knowledge related to information, assets, documents or work methodologies that are significant to the quality of the respective conclusions.

São Paulo, March 18, 2011.

ERNST & YOUNG TERCO
Auditores Independentes S.S.
CRC 2SP015199/O-6

Luiz Carlos Passetti	Drayton Teixeira de Melo
Accountant CRC 1SP144343/O-3	Accountant CRC 1SP236947/O-3

ATTACHMENT TO VALUATION REPORT OF NET ASSETS AT BOOK VALUE OF PORTELCOM PARTICIPAÇÕES S.A. AS OF DECEMBER 31, 2010

Amounts as of December 31, 2010, in Reais
ASSETS
Current
Cash and equivalents	26,779,812.16
Interest on shareholders’ equity and dividends	87,995,055.91
114,774,868.07
Noncurrent
Recoverable taxes	20,358,132.42
Investments	2,055,931,620.72
Intangible	3,629,234.45
2,079,918,987.59
Total assets	2,194,693,855.66

LIABILITIES
Current
Trade accounts payable	60,986.44
Taxes payable	10,132,268.34
Interest on shareholders’ equity and dividends	90,232,277.76
Other liabilities	29,911.41
100,455,443.95
Total liabilities	100,455,443.95
Net assets	2,094,238,411.71
Net assets, composed by:
Capital stock	1,795,865,652.73
Income reserves	34,427,947.79
Accumulated losses	(379,925,380.04)
Additional dividends declared	263,944,811.19
Profit for the year	379,925,380.04